Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WPX ENERGY, INC.

WPX Energy, Inc., a Delaware corporation and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: Section 5.2 of Article V of the Corporation’s Amended and Restated Certificate of Incorporation is deleted in its entity and the following is inserted in lieu thereof:

“Section 5.2 Classification.

(a) The Board of Directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) shall, until the election of directors at the annual meeting of stockholders to be held in 2017, be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Commencing at the 2015 annual meeting of stockholders, successors to the Class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the Board of Directors shall no longer be divided into classes and all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

(b) If prior to the election of directors at the 2017 annual meeting of stockholders the number of directors is increased, then, except to the extent that an increase in the authorized number of directors occurs in connection with the rights of the holders of Preferred Stock to elect additional directors, any newly created directorship resulting from an increase in the number of directors shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. Any director elected to fill such newly created directorship or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall hold office for a term that shall coincide with the remaining term of the class of directors into which such director was elected. Commencing with the election of directors at the 2017 annual meeting of stockholders and thereafter, any additional director elected to fill a newly created directorship resulting from an increase in the number of directors or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall hold office for a term expiring at the next annual meeting of stockholders.

(c) Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law, be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until such director’s successor shall have been duly elected and qualified and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(d) Subject to the rights of the holders of any class or one or more series of Preferred Stock then outstanding, (i) until the election of directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75% of the total voting power of the Voting Stock, and (ii) from and after the election of the directors at the 2017 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 75 percent of the total voting power of the Voting Stock.

(e) Notwithstanding the foregoing, during any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

SECOND: The amendment to the Corporation’s Amended and Restated Certificate of Incorporation set forth above was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WPX Energy, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 21st day of May, 2015.

WPX ENERGY, INC.

By:	/s/ Stephen E. Brilz
Name:	Stephen E. Brilz
Title:	Vice President and Secretary